EXHIBIT 4(i)

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                751 BROAD STREET
                            NEWARK, NEW JERSEY 07102


                             LONGEVITY CREDIT RIDER

This Rider is made a part of your Annuity. If the terms of your Annuity and those of this Rider conflict, the provisions of this Rider shall control. This Rider is effective on the date your Annuity is effective.

The following provision is made part of your Annuity:

LONGEVITY CREDIT: We will apply a Longevity Credit to your Annuity based on the Longevity Credit Percentage ("Percentage") of [0.40%] at no cost to you. The Percentage is applied to the sum of all Purchase Payments for which the Contingent Deferred Sales Charge indicated in the Schedule has expired, minus the sum of all withdrawals. The Longevity Credit will be applied to your Account Value, on the [tenth (10th)] anniversary of the Annuity's Issue Date, and on every anniversary thereafter, or, if such anniversary falls on a day that is not a Valuation Day, the Longevity Credit will be applied on the next following Valuation Day. The Longevity Credit will be allocated in accordance with the Annuity's current Purchase Payment allocations.

If the total of any withdrawals exceeds the total Purchase Payment(s), we will not apply the Longevity Credit to your Account Value. The Longevity Credit will not be applied once the Annuity is annuitized or surrendered, the Account Value is reduced to zero but the Annuity is still in force due to an optional benefit, or once we have received due proof of death without a request for spousal assumption. The Longevity Credit is applied if a spouse assumes the Annuity.

The Longevity Credit will not be considered a Purchase Payment for the purpose of any calculation. In addition, the Longevity Credit will not be added to any death benefit or any optional benefit you purchase, unless those benefits are otherwise based upon the Account Value.


                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

                             /s/ CLIFFORD E. KIRSCH
                      [__________________________________]
                                    Secretary